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                                                                   EXHIBIT 23.3

                                    CONSENT

     Reference is made to the Registration Statement on Form F-3 (File No. 333-52513) (as amended, the "Registration Statement") filed by Teekay Shipping Corporation (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder with the Securities and Exchange Commission in connection with a proposed underwritten public offering of up to 8,050,000 shares of the Company's Common Stock.

     We consent to the references to our firm in the Prospectus made part of the Registration Statement under the Sections entitled "Business -- Taxation of the Company -- Bahamian Taxation," "Tax Considerations -- Bahamian Tax Considerations" and "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of related Rules. This Consent may be incorporated by reference in any amendment to the Registration Statement filed pursuant to Rule 462(b) of Regulation C under the Securities Act.



                                           /s/ Graham, Thompson & Co.
Nassau, Bahamas
June 3, 1998
                                           GRAHAM, THOMPSON & CO.